Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - Lisa Chapman 208 384 6552

For Immediate Release: February 26, 2019
Boise Cascade Company Reports Fourth Quarter and Full Year 2018 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported a net loss of $72.2 million, or $1.85 per share, on sales of $1.1 billion for the fourth quarter ended December 31, 2018. For the full year 2018, Boise Cascade reported net income of $20.5 million, or $0.52 per share, on sales of $5.0 billion.

Fourth quarter 2018 results included the following items that negatively effected reported earnings (after-tax amounts assume a 25% tax rate):

•	$24.0 million of pre-tax impairment and sale related losses, or $0.46 per share after-tax, related to the pending sale of our hardwood plywood facility in Moncure, North Carolina.

•
$55.0 million and $2.8 million, respectively, of pre-tax accelerated depreciation and other curtailment related costs, or $1.11 per share after-tax, due to the permanent curtailment of LVL production at our Roxboro, North Carolina, facility.

Full year 2018 results include the above items, as well as the following:

•	$11.5 million of pre-tax impairment and sale related losses, or $0.22 per share after-tax, related to the sale of three Wood Products facilities in Northeast Oregon.

•	$23.3 million of pre-tax pension settlement charges, or $0.44 per share after-tax, due to pension risk transfer transactions.

For further information, see "Wood Products" and "Balance Sheet" below.

“While both of our businesses' financial results for the fourth quarter reflect seasonally weaker housing data and the ongoing challenges of declining commodity prices, 2018 was a year of accomplishment. Our full year financial results, excluding facility sale and curtailment charges, showed strong improvement from 2017 and were at the highest levels we have delivered since reemerging as a public company in 2013,” commented CEO Tom Corrick. “We refined the footprint and focus of our Wood Products manufacturing operations. At the same time, we completed three acquisitions that expanded our nationwide building materials distribution capabilities. These actions, along with significant steps taken to mitigate our exposure to legacy pension risks, leave us well-positioned as we begin 2019.”

Fourth Quarter and Year End 2018 Highlights

	4Q 2018	4Q 2017	% change	2018	2017	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$1,065,805	$1,091,965	(2)%	$4,995,290	$4,431,991	13%
Net income (loss)	(72,246)	19,122	N/M	20,477	82,957	(75)%
Net income (loss) per common share - diluted	(1.85)	0.49	N/M	0.52	2.12	(75)%
Adjusted EBITDA [1]	(8,997)	43,939	N/M	192,932	222,252	(13)%

Segment Results
Wood Products sales	$307,124	$330,906	(7)%	$1,533,270	$1,373,760	12%
Wood Products income (loss)	(86,554)	6,819	N/M	(10,022)	53,629	N/M
Wood Products EBITDA [1]	(15,289)	24,182	N/M	116,967	116,744	—%

Building Materials Distribution sales	922,234	931,775	(1)%	4,287,702	3,773,810	14%
Building Materials Distribution income	8,905	22,907	(61)%	112,510	116,760	(4)%
Building Materials Distribution EBITDA [1]	13,811	26,919	(49)%	130,790	132,264	(1)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release. The negative effects of the transactions described on page 1 are included in the financial results above.

When comparing October 2018 and November 2018 housing starts to the same periods in 2017, single-family starts decreased by approximately 7% and multi-family starts increased by approximately 6%. For full year 2018, we estimate that total U.S. housing starts improved approximately 4% compared to 2017, driven by an approximate 3% increase in single-family starts and a 6% increase in multi-family starts.

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), decreased $23.8 million, or 7%, to $307.1 million for the three months ended December 31, 2018, from $330.9 million for the three months ended December 31, 2017. The decline in sales was driven primarily by a decrease in sales volumes for plywood, I-joists and LVL (I-joists and LVL are collectively referred to as EWP), a decrease in sales prices for plywood, and decreased sales resulting from the sale of our particleboard facility and the sale or closure of three of our five sawmills during 2018. These decreases were offset by an increase in EWP sales prices. For the three months ended December 31, 2018, Wood Products segment loss was $86.6 million compared to segment income of $6.8 million for the three months ended December 31, 2017. The decrease in segment income was due primarily to accelerating depreciation on LVL production assets at the permanently curtailed Roxboro, North Carolina facility and recording a long-lived asset impairment loss related to the sale of our hardwood plywood facility, as discussed below. In addition, segment loss was negatively impacted by lower plywood sales prices, as well as higher log costs in the western U.S. These decreases were offset partially by higher sales prices of EWP.

For the year ended December 31, 2018, sales, including sales to BMD, increased $159.5 million, or 12%, to $1,533.3 million from $1,373.8 million in 2017. The increase in sales was driven primarily by higher sales prices for plywood and EWP, as well as higher sales volumes for EWP. These increases were offset partially by a decrease in plywood sales volumes, as well as the sale of our particleboard facility and the sale or closure of three of our five sawmills during 2018. For the year ended December 31, 2018, Wood Products segment loss was $10.0 million compared to segment income of $53.6 million for the year ended December 31, 2017. The decrease in segment income was due primarily to permanent curtailment charges of LVL production assets at our Roxboro facility and recording impairment losses on assets related to the sale of facilities, as discussed below, as well as higher log and

OSB costs. In addition, general and administrative expenses and selling and distribution expenses increased $4.6 million and $1.9 million, respectively. The asset charges and higher expenses were offset partially by higher sales prices of plywood and EWP.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	4Q 2018 vs. 4Q 2017	2018 vs. 2017

Average Net Selling Prices
LVL	12%	8%
I-joists	8%	9%
Plywood	(9)%	13%
Sales Volumes
LVL	(11)%	2%
I-joists	(15)%	1%
Plywood	(6)%	(2)%

On November 2, 2018, we decided to permanently curtail LVL production at our Roxboro, North Carolina facility by December 31, 2018. After extended efforts to improve the throughput and cost position of LVL production at Roxboro, we concluded that we would be unable to reduce manufacturing costs to an acceptable level. Roxboro will continue to produce I-joists. As a result of the curtailment, we recorded $55.0 million of accelerated depreciation to fully depreciate the curtailed LVL production assets and recorded $2.8 million of other curtailment related costs during fourth quarter 2018.

In November 2018, Wood Products completed the sale of two lumber mills and a particleboard plant located in Northeast Oregon. As a result, we recorded a loss on the sale of $11.5 million, most of which was recorded in third quarter 2018 upon entering into the agreement to sell the facilities. In December 2018, Wood Products committed to sell a hardwood plywood facility located in Moncure, North Carolina, and subsequently entered into a definitive sale agreement in January 2019. As a result, we recorded impairment and sale related losses of $24.0 million in fourth quarter 2018 upon classifying the related assets as held for sale. We expect to complete the Moncure sale in first quarter 2019.

Building Materials Distribution

BMD's sales decreased $9.5 million, or 1%, to $922.2 million for the three months ended December 31, 2018, from $931.8 million for the three months ended December 31, 2017. Compared with the same quarter in the prior year, the overall decrease in sales was driven by sales price decreases of 4%, offset partially by sales volume increases of 3%. By product line, commodity sales decreased 10%, general line product sales increased 10%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 5%. BMD segment income decreased $14.0 million to $8.9 million for the three months ended December 31, 2018, from $22.9 million in the comparative prior year quarter. The decline in segment income was driven primarily by a gross margin decrease of $7.6 million, resulting from a decline in commodity prices throughout fourth quarter 2018. In addition, selling and distribution expenses increased by $6.4 million.

For the year ended December 31, 2018, sales increased $513.9 million, or 14%, to $4,287.7 million from $3,773.8 million for the year ended December 31, 2017. The increase in sales was driven by sales price and sales volume increases of 8% and 6%, respectively. By product line, commodity sales increased 14%, general line product sales increased 12%, and sales of EWP increased 14%. BMD segment income decreased $4.3 million to $112.5 million for the year ended December 31, 2018, from $116.8 million for the year ended December 31, 2017. The decrease in segment income was driven primarily by increased selling and distribution expenses and depreciation and amortization of $34.1 million and $2.8 million, respectively. The higher expenses were offset partially by a gross margin increase of $33.0 million generated from a sales increase of 14%.

During 2018, BMD completed the acquisition of three wholesale building material distribution locations. This included purchasing the assets of Arling Lumber in Cincinnati, Ohio, which was completed during fourth quarter 2018. The Company funded these acquisitions with cash on hand. These distribution locations add to our existing distribution business and strengthen our nationwide presence. In addition, we believe we will be able to broaden our product and service offerings within these markets following the acquisitions.

Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act was enacted by the U.S. government. The most significant impact to our financial statements is the reduction of the corporate federal income tax rate from 35% to 21%. For the year ended December 31, 2018, we recorded $1.6 million of income tax expense on $22.1 million of income before income taxes, resulting in an effective rate of 7.4%. The full year 2018 effective tax rate includes a $3.8 million discrete tax benefit, which mostly relates to a $20.0 million discretionary pension contribution made in August 2018, for which we received a tax deduction at the 2017 federal income tax rate. For the year ended December 31, 2017, we recorded $34.6 million of income tax expense and had an effective rate of 29.5%. The full year 2017 effective tax rate includes an $8.1 million income tax benefit associated with the remeasurement of our deferred tax assets and liabilities at the new federal corporate tax rate of 21%.

Balance Sheet

Boise Cascade ended fourth quarter 2018 with $191.7 million of cash and cash equivalents and $364.6 million of undrawn committed bank line availability, for total available liquidity of $556.3 million. The Company had $439.4 million of outstanding debt at December 31, 2018.

On April 25, 2018, and August 10, 2018, we transferred $151.8 million and $124.8 million, respectively, of our pension plan assets to The Prudential Insurance Company of America (Prudential) for the purchase of group annuity contracts. Under the arrangements, Prudential assumed ongoing responsibility for administration and benefit payments for all plan participants in payout status as of July 1, 2018, which comprised over 60% of our U.S. qualified pension plan projected benefit obligations. As a result of the transactions, we recognized non-cash pension settlement charges of $23.3 million during the year ended 2018.

Share Repurchases and Dividends

In fourth quarter 2018, we repurchased 200,000 shares of our common stock for $4.9 million, or an average of $24.65 per share. In addition, on February 6, 2019, our board of directors declared a quarterly dividend of $0.09 per share on our common stock payable on March 15, 2019, to stockholders of record on March 1, 2019.

Outlook

We expect to experience slower demand growth for the products we manufacture and distribute in 2019. The February 2019 Blue Chip consensus forecast for 2019 reflects 1.27 million total U.S. housing starts, a less than 2% expected increase from estimated 2018 levels. Although we believe U.S. demographics are supportive of further recovery in housing starts, we expect near-term residential construction growth to be flat or only modestly improving due to constraints faced by builders, such as availability of labor and building lots, as well as affordability constraints faced by prospective buyers. The pace of household formation rates and residential repair-and-remodeling activity will be affected by continued employment growth, wage growth, prospective home buyers' access to and cost of financing, housing affordability, improved consumer confidence, as well as other factors. Improved household formation rates in turn will help stimulate new construction. In addition, the size of new single-family residences as well as the mix of single and multi-family starts will influence product consumption.

Commodity products pricing was very volatile during 2018, with rapidly rising prices in the first six months of the year followed by sharp price declines during the second half of the year. As a plywood manufacturer and a wholesale distributor of a broad mix of commodity products, periods of increasing commodity prices provide us the opportunity for higher sales and increased margins, while declining price environments expose us to declines in sales and profitability like we experienced in the second half of 2018. Although we expect slower demand growth and additional industry capacity to limit the magnitude of price increases during 2019, future commodity product pricing and commodity input costs will likely remain volatile in response to industry operating rates, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns. As we begin 2019, composite panel and lumber pricing indices are approximately 25% below average levels experienced in the first quarter of 2018, and absent meaningful price increases from current levels, we expect our year-over-year financial comparisons to be negative in the first half of 2019.

Consistent with our historical patterns, we expect working capital increases to use cash in the first quarter of 2019. In addition, we expect our capital spending, excluding acquisitions, to be $85-$95 million in 2019, including spending to expand our veneer production capabilities at our Chester, South Carolina, and Florien, Louisiana facilities.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Tuesday, February 26, at 11 a.m. Eastern, to review the Company's fourth quarter and year-end results.

You can join the webcast through the Company's website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 1391539, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of the Company's website. A replay of the conference call will be available from Tuesday, February 26, at 2 p.m. Eastern through Tuesday, March 5, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers, and the passcode will be 1391539.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income (loss) or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30, 2018	December 31
	2018	2017		2018	2017

Sales	$1,065,805	$1,091,965	$1,338,512	$4,995,290	$4,431,991

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	940,878	946,863	1,163,020	4,307,594	3,819,574
Depreciation and amortization	76,549	21,748	23,881	146,837	80,379
Selling and distribution expenses	89,546	83,711	93,395	363,138	327,220
General and administrative expenses	16,057	17,439	16,891	68,811	63,028
Loss on sale and curtailment of facilities	27,288	—	11,026	38,314	—
Other (income) expense, net	(236)	512	(156)	(1,442)	377
	1,150,082	1,070,273	1,308,057	4,923,252	4,290,578

Income (loss) from operations	(84,277)	21,692	30,455	72,038	141,413

Foreign currency exchange gain (loss)	(672)	589	163	(944)	720
Pension expense (excluding service costs)	(597)	(90)	(11,778)	(24,999)	(260)
Interest expense	(6,666)	(6,220)	(6,585)	(26,193)	(25,370)
Interest income	648	293	500	1,649	547
Change in fair value of interest rate swaps	(1,868)	1,000	279	551	538
	(9,155)	(4,428)	(17,421)	(49,936)	(23,825)

Income (loss) before income taxes	(93,432)	17,264	13,034	22,102	117,588
Income tax (provision) benefit	21,186	1,858	814	(1,625)	(34,631)
Net income (loss)	$(72,246)	$19,122	$13,848	$20,477	$82,957

Weighted average common shares outstanding:
Basic	38,968	38,688	38,998	38,932	38,623
Diluted	38,968	39,351	39,461	39,387	39,074

Net income (loss) per common share:
Basic	$(1.85)	$0.49	$0.36	$0.53	$2.15
Diluted	$(1.85)	$0.49	$0.35	$0.52	$2.12

Dividends declared per common share	$0.09	$0.07	$1.07	$1.30	$0.07

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2018	December 31
	2018	2017		2018	2017

Segment sales	$307,124	$330,906	$402,672	$1,533,270	$1,373,760

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	282,795	293,780	346,361	1,328,012	1,211,537
Depreciation and amortization	71,265	17,363	18,727	126,989	63,115
Selling and distribution expenses	7,886	8,381	7,809	33,190	31,260
General and administrative expenses	4,642	3,991	5,031	18,043	13,482
Loss on sale and curtailment of facilities	27,288	—	11,026	38,314	—
Other (income) expense, net	(198)	572	(211)	(1,256)	737
	393,678	324,087	388,743	1,543,292	1,320,131

Segment income (loss)	$(86,554)	$6,819	$13,929	$(10,022)	$53,629

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	92.1%	88.8%	86.0%	86.6%	88.2%
Depreciation and amortization	23.2%	5.2%	4.7%	8.3%	4.6%
Selling and distribution expenses	2.6%	2.5%	1.9%	2.2%	2.3%
General and administrative expenses	1.5%	1.2%	1.2%	1.2%	1.0%
Loss on sale and curtailment of facilities	8.9%	—%	2.7%	2.5%	—%
Other (income) expense, net	(0.1)%	0.2%	(0.1)%	(0.1)%	0.1%
	128.2%	97.9%	96.5%	100.7%	96.1%

Segment income (loss)	(28.2)%	2.1%	3.5%	(0.7)%	3.9%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2018	December 31
	2018	2017		2018	2017

Segment sales	$922,234	$931,775	$1,159,304	$4,287,702	$3,773,810

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	821,703	823,645	1,040,342	3,804,496	3,323,633
Depreciation and amortization	4,906	4,012	4,755	18,280	15,504
Selling and distribution expenses	81,596	75,234	85,520	329,691	295,576
General and administrative expenses	5,164	6,039	5,128	22,909	22,769
Other (income) expense, net	(40)	(62)	55	(184)	(432)
	913,329	908,868	1,135,800	4,175,192	3,657,050

Segment income	$8,905	$22,907	$23,504	$112,510	$116,760

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	89.1%	88.4%	89.7%	88.7%	88.1%
Depreciation and amortization	0.5%	0.4%	0.4%	0.4%	0.4%
Selling and distribution expenses	8.8%	8.1%	7.4%	7.7%	7.8%
General and administrative expenses	0.6%	0.6%	0.4%	0.5%	0.6%
Other (income) expense, net	—%	—%	—%	—%	—%
	99.0%	97.5%	98.0%	97.4%	96.9%

Segment income	1.0%	2.5%	2.0%	2.6%	3.1%

Segment Information
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2018	December 31
	2018	2017		2018	2017
Segment sales
Wood Products	$307,124	$330,906	$402,672	$1,533,270	$1,373,760
Building Materials Distribution	922,234	931,775	1,159,304	4,287,702	3,773,810
Intersegment eliminations and other	(163,553)	(170,716)	(223,464)	(825,682)	(715,579)
Total net sales	$1,065,805	$1,091,965	$1,338,512	$4,995,290	$4,431,991

Segment income (loss)
Wood Products	$(86,554)	$6,819	$13,929	$(10,022)	$53,629
Building Materials Distribution	8,905	22,907	23,504	112,510	116,760
Total segment income	(77,649)	29,726	37,433	102,488	170,389
Unallocated corporate	(6,628)	(8,034)	(6,978)	(30,450)	(28,976)
Income (loss) from operations	$(84,277)	$21,692	$30,455	$72,038	$141,413

Segment EBITDA (a)
Wood Products	$(15,289)	$24,182	$32,656	$116,967	$116,744
Building Materials Distribution	13,811	26,919	28,259	130,790	132,264

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	December 31
	2018	2017
ASSETS

Current
Cash and cash equivalents	$191,671	$177,140
Receivables
Trade, less allowances of $1,062 and $945	214,338	246,452
Related parties	436	345
Other	14,466	9,380
Inventories	533,049	476,673
Prepaid expenses and other	31,818	22,582
Total current assets	985,778	932,572

Property and equipment, net	487,224	565,792
Timber deposits	12,568	13,503
Goodwill	59,159	55,433
Intangible assets, net	16,851	15,066
Deferred income taxes	8,211	9,064
Other assets	11,457	15,763
Total assets	$1,581,248	$1,607,193

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	December 31
	2018	2017
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$210,587	$233,562
Related parties	1,070	1,225
Accrued liabilities
Compensation and benefits	87,911	84,246
Interest payable	6,748	6,742
Other	63,509	55,786
Total current liabilities	369,825	381,561

Debt
Long-term debt	439,428	438,312

Other
Compensation and benefits	41,283	75,439
Deferred income taxes	19,218	16,454
Other long-term liabilities	38,904	20,878
	99,405	112,771

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,076 and 43,748 shares issued, respectively	441	437
Treasury stock 5,367 and 5,167 shares at cost, respectively	(138,909)	(133,979)
Additional paid-in capital	528,654	523,550
Accumulated other comprehensive loss	(47,652)	(76,702)
Retained earnings	330,056	361,243
Total stockholders' equity	672,590	674,549
Total liabilities and stockholders' equity	$1,581,248	$1,607,193

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2018	2017
Cash provided by (used for) operations
Net income	$20,477	$82,957
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	148,937	82,321
Stock-based compensation	8,831	9,730
Pension expense	25,793	1,464
Deferred income taxes	(7,965)	8,117
Change in fair value of interest rate swaps	(551)	(538)
Loss on sale and curtailment of facilities (excluding severance)	37,331	—
Other	(1,688)	376
Decrease (increase) in working capital, net of acquisitions
Receivables	37,561	(41,778)
Inventories	(64,190)	(43,222)
Prepaid expenses and other	(500)	(887)
Accounts payable and accrued liabilities	(14,531)	68,124
Pension contributions	(26,081)	(2,193)
Income taxes payable	(4,186)	(14,292)
Other	4,373	1,388
Net cash provided by operations	163,611	151,567

Cash provided by (used for) investment
Expenditures for property and equipment	(79,987)	(75,450)
Acquisitions of businesses and facilities	(25,482)	—
Proceeds from sales of facilities	15,003	—
Proceeds from sales of assets and other	1,209	2,238
Net cash used for investment	(89,257)	(73,212)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	7,500	410,400
Payments of long-term debt, including revolving credit facility	(7,500)	(410,400)
Treasury stock purchased	(4,930)	—
Dividends paid on common stock	(50,615)	(2,701)
Tax withholding payments on stock-based awards	(5,135)	(2,902)
Proceeds from exercise of stock options	1,412	1,144
Other	(555)	(734)
Net cash used for financing	(59,823)	(5,193)

Net increase in cash and cash equivalents	14,531	73,162

Balance at beginning of the period	177,140	103,978

Balance at end of the period	$191,671	$177,140

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2018 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income (loss) before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the three months ended December 31, 2018 and 2017, and September 30, 2018, and the year ended December 31, 2018 and 2017:

	Three Months Ended			Year Ended
	December 31		September 30, 2018	December 31
	2018	2017		2018	2017
	(in thousands)
Net income (loss)	$(72,246)	$19,122	$13,848	$20,477	$82,957
Interest expense	6,666	6,220	6,585	26,193	25,370
Interest income	(648)	(293)	(500)	(1,649)	(547)
Income tax provision (benefit)	(21,186)	(1,858)	(814)	1,625	34,631
Depreciation and amortization	76,549	21,748	23,881	146,837	80,379
EBITDA	(10,865)	44,939	43,000	193,483	222,790
Change in fair value of interest rate swaps	1,868	(1,000)	(279)	(551)	(538)
Adjusted EBITDA	$(8,997)	$43,939	$42,721	$192,932	$222,252

The following table reconciles segment income (loss) and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended December 31, 2018 and 2017, and September 30, 2018, and the year ended December 31, 2018 and 2017:

	Three Months Ended			Year Ended
	December 31		September 30, 2018	December 31
	2018	2017		2018	2017

	(in thousands)
Wood Products
Segment income (loss)	$(86,554)	$6,819	$13,929	$(10,022)	$53,629
Depreciation and amortization	71,265	17,363	18,727	126,989	63,115
EBITDA	$(15,289)	$24,182	$32,656	$116,967	$116,744

Building Materials Distribution
Segment income	$8,905	$22,907	$23,504	$112,510	$116,760
Depreciation and amortization	4,906	4,012	4,755	18,280	15,504
EBITDA	$13,811	$26,919	$28,259	$130,790	$132,264

Corporate
Unallocated corporate expenses	$(6,628)	$(8,034)	$(6,978)	$(30,450)	$(28,976)
Foreign currency exchange gain (loss)	(672)	589	163	(944)	720
Pension expense (excluding service costs)	(597)	(90)	(11,778)	(24,999)	(260)
Change in fair value of interest rate swaps	(1,868)	1,000	279	551	538
Depreciation and amortization	378	373	399	1,568	1,760
EBITDA	(9,387)	(6,162)	(17,915)	(54,274)	(26,218)
Change in fair value of interest rate swaps	1,868	(1,000)	(279)	(551)	(538)
Corporate adjusted EBITDA	$(7,519)	$(7,162)	$(18,194)	$(54,825)	$(26,756)

Total company adjusted EBITDA	$(8,997)	$43,939	$42,721	$192,932	$222,252